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                                                                    EXHIBIT 10.8

                              SEVERANCE AGREEMENT

                           Dated As Of March 25, 1996


     This is a Severance Agreement between Carson Pirie Scott & Co. ("CPS") and ________________ (the "Associate").

                             Preliminary Statement

     The Associate is an employee of CPS. This Agreement is designed to protect the Associate against some of the financial consequences of several adverse events affecting the Associate's employment. In this Agreement, CPS agrees, upon and subject to the terms of this Agreement, to provide severance benefits to the Associate under specified circumstances.

                             Terms and Conditions

     CPS and the Associate agree as follows:

Section 1    Definitions.

     Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement are defined in Section 11, which begins on page 8.

Section 2    Right to Severance Payment.

     (a)  Prior to a Change of Control.

          (i) Subject to paragraph (a)(ii) of this section, if prior to a Change of Control the Associate is involuntarily terminated from the Associate's employment position with CPS without Justification, CPS shall pay the Associate within 15 days after the Termination Date a lump sum payment in cash (the "Pre-Change-of-Control Payment") equal to the product of the Associate's base weekly salary at the rate in effect immediately prior to the Termination Date (but subject to paragraph (c)(ii) of this section), multiplied by __ weeks.

          (ii) a) If a Change of Control occurs and if the Associate is involuntarily terminated from the Associate's employment position with CPS without Cause prior to the Change of Control, and

               (1) if the termination without Cause occurs within six months prior to the Change of Control, then the termination without Cause (and the related Termination Date) shall be deemed to have occurred immediately after the Change of Control for all purposes of this Agreement, including without limitation for purposes of paragraph (b) of this section and Section 4(b), unless CPS reasonably demonstrates that the termination without Cause did not occur in connection with or in anticipation of a Change of Control, or

               (2) if the Associate reasonably demonstrates the termination without Cause occurred at the request of an individual, entity, or group which has taken steps reasonably
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calculated to effect a Change of Control or otherwise occurred in connection with or in anticipation of a Change of Control, then the termination without Cause (and the related Termination Date) shall be deemed to have occurred immediately after the Change of Control for all purposes of this Agreement, including without limitation for purposes of paragraph (b) of this section and
Section 4(b).

          b) If a Change of Control occurs and if the Associate terminates the Associate's employment position with CPS for Good Reason, and

               (1) if the action constituting Good Reason occurred within six months prior to the Change of Control, then the termination for Good Reason (and the related Termination Date) shall be deemed to have occurred immediately after the Change of Control for all purposes of this Agreement, including without limitation for purposes of paragraph (b) of this section and Section 4(b), unless CPS reasonably demonstrates that the action constituting Good Reason did not occur in connection with or in anticipation of a Change of Control, or

               (2) if the Associate reasonably demonstrates the action constituting Good Reason occurred at the request of an individual, entity, or group which has taken steps reasonably calculated to effect a Change of Control, or otherwise occurred in connection with or in anticipation of a Change of Control, then the termination for Good Reason (and the related Termination Date) shall be deemed to have occurred immediately after the Change of Control for all purposes of this Agreement, including without limitation for purposes of paragraph (b) of this section and Section 4(b).

     (b) Upon or Within Two Years After a Change of Control. Subject to paragraph (a)(ii) of this section, if upon or within two years after a Change of Control the Associate is involuntarily terminated from the Associate's employment position with CPS without Cause or the Associate terminates the Associate's employment position with CPS for Good Reason, CPS shall pay the Associate within 15 days after the Termination Date a lump sum payment in cash (the "Post-Change-of-Control Payment") equal to the sum of the following:

          (i) the product of the Associate's base weekly salary at the rate in effect immediately prior to the Termination Date (but subject to paragraph
(c)(ii) of this section), multiplied by __ weeks; plus

          (ii) the sum of the following: (1) the product of the higher of (A) the average of the actual bonus paid to the Associate for each of the three most recent full fiscal years ended prior to the Change of Control Year and (B) the average of the Target Bonus for the Associate for the Change of Control Year and each of the two most recent full fiscal years ended prior to the Change of Control Year (such higher amount, the "Bonus Amount"), multiplied by a fraction the numerator of which is the number of days the Associate is employed by CPS during the Change-of-Control Year and the denominator of which is 365, plus (2) the product of the Bonus Amount multiplied by __.

     (c)  One Payment Only; Reductions Ignored.

          (i) Subject to paragraphs (a) and (b) of this section, upon termination of employment the Associate is entitled to be paid either the Pre-Change-of-Control Payment or the Post-Change-of-Control Payment, whichever becomes applicable (the "Severance Payment"); under no circumstance shall the Associate be entitled to both payments.

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          (ii) Any reduction in the Associate's base weekly salary that either
(A) results in, occurs in connection with, or otherwise precedes the involuntary termination of the Associate's employment position with CPS without Justification or without Cause, as the case may be, or (B) constitutes Good Reason, shall be ignored for purposes of calculating the Severance Payment.

Section 3    Gross up of the Severance Payment.

     (a)  Amount of Gross-up Payment.  If at any time:

          (i) the Severance Payment or other payment or distribution by CPS to the Associate or for the Associate's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section) (all payments together are referred to as the "Subject Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or imposed by any comparable statute having a similar effect (together, "Section 4999"), or

          (ii) the Associate incurs any interest or penalties with respect to the excise tax imposed by Section 4999 (the excise tax imposed by Section 4999, together with related interest and penalties, are together referred to as the "Excise Tax"), then, subject to the other paragraphs of this section, CPS shall make an additional payment or payments to the Associate (together, the "Gross-Up Payment") in a total amount such that after the Associate's payment of all taxes (and related interest or penalties), including without limitation (i) all income taxes (and related interest and penalties) and (ii) the Excise Tax imposed upon the Gross-Up Payment, the Associate retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Subject Payments.

     (b) Calculations; When Paid. Subject to the next sentence, all determinations and calculations required to be made under this section from time to time shall be made by KPMG Peat Marwick LLP, and CPS shall cause the determinations and calculations to be made and delivered to the Associate within ten days after the Termination Date at CPS's expense. If (i) KPMG Peat Marwick LLP is serving as accountant or auditor for, or otherwise as consultant to, the individual, entity, or group effecting the Change of Control or (ii) the Termination Date occurs after the Change of Control, all determinations and calculations required to be made under this section from time to time shall be made by a national independent accounting firm, selected by the Associate in the Associate's sole discretion, within ten days after the Termination Date at CPS's expense. KPMG Peat Marwick LLP or the other accounting firm selected by the Associate in accordance with this paragraph is referred to in this section as the "Accounting Firm". Any Gross-Up Payment shall be paid by CPS to the Associate within ten days after receipt by the Associate of the Accounting Firm's determination. Subject to paragraph (c) of this section, any determination by the Accounting Firm shall be binding upon CPS and the Associate in the absence of obvious error.

     (c) Recalculations. If after the payment of the Gross-Up Payment CPS exhausts its remedies described in paragraphs (d) and (e) of this Section and the Associate is required to make a payment of Excise Tax in an amount that is greater than the amount that the Accounting Firm assumed the Associate would be required to pay at the time of calculation of the Gross-up Payment, the Accounting Firm shall

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recalculate the Gross-Up Payment. If the recalculated Gross-Up Payment is greater than the amount of Gross-Up Payment paid to the Associate by CPS in accordance with paragraph (b) of this section, CPS shall pay the Associate an amount equal to the difference within ten days of receipt of the Accounting Firm's recalculation.

     (d) IRS Claims. The Associate shall give CPS written notice of any claim by the Internal Revenue Service (within ten days after the Associate receives the claim) that, if successful, would require CPS to make a Gross-Up Payment to the Associate. Not later than ten days prior to the response date indicated in the claim notice from the Internal Revenue Service, CPS shall give the Associate written notice whether CPS intends to contest the claim. If CPS tells the Associate that it intends to contest the claim, the Associate shall (i) not pay the claim until CPS directs the Associate otherwise and (ii) fully cooperate in good faith with CPS concerning the claim, including without limitation accepting legal representation by a lawyer chosen by CPS in the exercise of its reasonable discretion and allowing CPS to participate in the claim proceedings. CPS shall pay directly all costs and expenses (including additional interest and penalties) incurred in, or as a result of, the contest and shall indemnify and hold the Associate harmless, on an after-tax basis, from all Excise Tax and income tax (and related interest and penalties) imposed as a result of the representation and payment of costs and expenses.

     (e) CPS to Control Proceedings. CPS shall in good faith control all proceedings taken in the contest that directly relate to issues with respect to which a Gross-Up Payment would be payable. CPS may, at its sole option, either direct the Associate to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Associate shall prosecute the contest in good faith as CPS may reasonably request. If CPS directs the Associate to pay the claim and sue for a refund, CPS shall advance the amount of the payment to the Associate, on an interest-free basis, and shall indemnify and hold the Associate harmless, on an after-tax basis, from any Excise Tax or income tax (and related interest or penalties) imposed as a result of the advance or on any related imputed income. Any extension of the statute of limitations relating to the Associate's taxable year shall be limited solely to the amount contested in accordance with this paragraph. CPS's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable, and the Associate may settle or contest all other issues as the Associate may determine in the Associate's sole discretion.

Section 4    Additional Obligations of CPS upon Termination.

     (a) Prior to a Change of Control. If prior to a Change of Control the Associate is involuntarily terminated from the Associate's employment position with CPS without Justification, in addition to the Pre-Change-of-Control Payment and the Gross-Up Payment (if any shall be required in accordance with Section 3 of this Agreement), CPS shall credit the Associate with additional hours of benefit service under the Carson Pirie Scott & Co. Pension Plan equal to the least of (1) the greater of (A) 501 hours and (B) the maximum number of hours of benefit service attributable to severance pay as such Plan in effect on the Termination Date may permit, (2) the maximum number of hours permitted by law, and (3) ___ hours.

     (b) Upon or Within Two Years After a Change of Control. If upon or within two years after a Change of Control the Associate is involuntarily terminated from the Associate's employment position with CPS without Cause or the Associate terminates the Associate's employment position with CPS for Good Reason, in addition to the Post-Change-of-Control Payment and the Gross-Up Payment (if any

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shall be required in accordance with Section 3 of this Agreement), the Associate shall be entitled to the following:

          (i) CPS shall pay to the Associate within 15 days after the Termination Date a lump sum in cash equal to the sum of (A) any unvested amount in the Associate's Post-1990 Matched Contribution Account under the Carson Pirie Scott & Co. Savings Plan; and (B) the actuarial equivalent, determined as of the Termination Date, of any unvested accrued benefit under the Carson Pirie Scott & Co. Pension Plan (using actuarial assumptions no less favorable to the Associate than the actuarial assumptions used for the determination of benefits in effect under such Plan immediately prior to the Change of Control);

          (ii) for __ weeks after the Termination Date or such longer term as may be provided by the appropriate plan, program, practice, or policy, CPS shall continue benefits to the Associate and, if applicable, to the Associate's family (at a cost to the Associate not greater than the cost to the Associate on the Termination Date), at least equal to those benefits which would have been provided to them in accordance with CPS's health and welfare plans, including without limitation medical, dental, life insurance, and long-term disability plans, if the Associate's employment had not been terminated; and

          (iii) CPS shall credit the Associate with additional hours of benefit service under the Carson Pirie Scott & Co. Pension Plan equal to the least of
(1) the greater of (A) 501 hours and (B) the maximum number of hours of benefit service attributable to severance pay as such Plan in effect on the Termination Date may permit, (2) the maximum number of hours permitted by law, and (3) ___ hours.

Section 5    No Guaranty of Employment.

     This Agreement and the offering of benefits described in this Agreement are not a guaranty of employment or of any level of compensation or benefits or category of employment position for any period. CPS has the right, in good faith, to evaluate the Associate's performance and take all actions related to the Associate's employment based on that performance and for all other valid reasons. Nothing in this section, however, limits CPS's obligations in accordance with this Agreement.

Section 6    Disputes and Claims.

     (a) Disputes Under this Agreement. Disputed claims for benefits under this Agreement must be sent in writing to the Secretary of CPS's Employee Benefits Committee or any successor with comparable functions (the "Committee"), Carson Pirie Scott & Co., 331 West Wisconsin Avenue, Milwaukee, Wisconsin 53203. Claims for benefits are subject to the claims procedures described in Section 10 of this Agreement.

     (b) Associate's Enforcement Costs. If the Associate brings any litigation to enforce any of the Associate's rights under this Agreement, CPS shall reimburse the Associate (i) if the Termination Date occurs prior to a Change of Control, for all of the Associate's reasonable attorney's fees and disbursements incurred in the litigation if the Associate obtains a final court order awarding the Associate damages or the Associate and CPS agree in writing to settle or otherwise end the litigation and CPS agrees to pay the Associate an amount equal to 50% or more of the damages the Associate demanded from CPS in the litigation, and (ii) if the Termination Date occurs on or within two years after

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a Change of Control, for all of the Associate's reasonable attorney's fees and disbursements incurred in the litigation regardless of the outcome of the litigation.

Section 7    Termination.

     The initial term of this Agreement shall end on March 25, 2001. The initial term shall be extended automatically for an additional five-year term unless CPS gives the Associate at least 180-day prior written notice that this Agreement shall not be extended at the end of the initial term. If prior to a Change of Control this Agreement terminates after the Associate is involuntarily terminated by CPS from the Associate's employment position with CPS without Justification, the Associate's rights under this Agreement to receive the Severance Payment, the Gross-Up Payment, and the other benefits under this Agreement shall continue in full force and effect as if the termination of this Agreement had not occurred. If upon or after a Change of Control this Agreement terminates, the Associate's rights under this Agreement to receive the Severance Payment, the Gross-Up Payment, and the other benefits under this Agreement if
(i) the Associate is involuntarily terminated from the Associate's employment position with CPS without Cause within two years after the Change of Control or
(ii) the Associate terminates the Associate's employment for Good Reason within two years after the Change of Control, shall continue in full force and effect as if the termination of this Agreement had not occurred.

Section 8    Administration.

     The Committee is responsible for the administration of this Agreement. The Committee has the duty and authority to interpret and construe this Agreement concerning the Associate's eligibility, status, and rights under this Agreement. The determinations of the Committee shall be final and conclusive.

Section 9    Miscellaneous.

     (a) Successors and Assigns; Assignments Restricted. Subject to the next sentence, this Agreement is binding upon CPS and its successors (including without limitation by merger or otherwise by operation of law) and permitted assigns and upon the Associate and the Associate's heirs, executors and other legal representatives, and permitted assigns. Neither this Agreement nor any right under this Agreement may be assigned (whether by operation of law or otherwise) by CPS, and no purported assignment will be given effect, without the prior written consent the Associate. The Associate may not assign this Agreement except by will and the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, the Associate's legal representatives.

     (b) Replacement of Other Severance Arrangements; No Other Effects. This Agreement supersedes and replaces in their entirety all agreements, if any, between the Associate and CPS in effect prior to the date of this Agreement that provide for a "Severance Payment" or other severance payment, severance compensation, or severance arrangement (the "Severance Agreements"), and supersedes and replaces the Associate's rights, if any, to participate in the Carson Pirie Scott & Co. 1994 Executive Severance Plan (the "1994 Plan"). Nothing in this Agreement shall prevent or limit the Associate's continuing or future participation in any plan, program, policy, or practice (other than the Severance Agreements and the 1994 Plan) provided by CPS or its affiliates and in which the Associate participates or may participate or for which the Associate qualifies or may qualify, including without limitation the Carson Pirie Scott & Co. 1993 Stock Incentive Plan, the Carson Pirie Scott & Co. Deferred Compensation Plan, and the Carson Pirie Scott & Co. Supplemental Executive Retirement Plan.

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Amounts which are vested benefits or which the Associate is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, CPS or its affiliates at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice, or program or contract or agreement except to the extent explicitly modified by Section 4 of this Agreement.

     (c) Withholding. CPS may deduct and withhold from the Severance Payment and the Gross-Up Payment all amounts required to be deducted or withheld by law.

     (d) No Mitigation. The Associate is not required to mitigate the Associate's damages, and the benefits provided in this Agreement (including without limitation the Severance Payment and the Gross-Up Payment) are not subject to mitigation.

     (e) Amendments; Governing Law. This Agreement may not be amended except in writing signed by the Associate and CPS. Section and paragraph headings are for convenience of reference only and shall not be used to interpret this Agreement. Wisconsin law governs the construction, administration, and enforcement of this Agreement, except to the extent the federal laws of the United States preempt Wisconsin law.

     (f) Plan References. All references in this Agreement to the Carson Pirie Scott & Co. Pension Plan, the Carson Pirie Scott & Co. Savings Plan, and other plans, policies, practices, and programs of CPS shall be deemed to refer also to all successor pension plans, successor savings plans, and other successor plans, policies, practices, and programs, as the case may be, that provide comparable benefits.

Section 10    Claims Procedures.

     (a) Initial Claims. If the Associate has a claim for benefits which are not being paid, the Associate may file with the Secretary of the Committee a written claim describing the amount and nature of the claim and the supporting facts. The Chairman of the Committee shall designate an individual to review the claim (the "Authorized Representative"). The Authorized Representative must notify the Associate of the Authorized Representative's decision in writing by registered or certified mail within 60 days after receipt of the claim or, under special circumstances, within 120 days after its receipt of the claim. If the Authorized Representative denies the claim, the written notice of denial must list the reasons for denial, refer to the pertinent provisions of this Agreement on which the denial is based, describe any additional material or information necessary for the Associate to realize the claim, and explain the claim review procedure.

     (b) Claims Review. If the Authorized Representative denies the Associate's claim, the Associate may file a written request for review of the denial by the Committee. The Committee must review the claim and notify the Associate in writing of its decision within 30 days after receipt of the Associate's request. In special circumstances, the Committee may extend for up to 30 additional days the deadline for its decision. The notice of the final decision of the Committee must include the reasons for its decision and specific references to the provisions of this Agreement on which the decision is based. The decision of the Committee shall be final and binding on all parties.

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     (c)  ERISA Rights.

          (i) The Associate may obtain copies of all information about this Agreement upon written request to CPS's Vice President-Compensation and Benefits, 331 West Wisconsin Avenue, Milwaukee, Wisconsin 53203 (the "Administrator"). The Administrator and others who administer the Agreement must do so prudently and in the Associate's interest. CPS may not fire or otherwise unlawfully discriminate against the Associate in any way to prevent the Associate from obtaining a severance benefit or exercising the Associate's rights under ERISA. If discrimination occurs, the Associate may seek assistance from the U.S. Department of Labor or file suit in a federal court.

          (ii) The Associate is entitled to receive a written explanation of the reasons for the denial of the Associate's claim, and to have the Associate's claim reviewed. The Associate may file suit in a state or federal court to challenge any claim denial. Under ERISA, there are steps the Associate may take to enforce the Associate's rights. For instance, if the Associate requests materials from the Administrator concerning this Agreement and the Associate does not receive the materials within 30 days, the Associate may file suit in a federal court. In that event, the court may require the Administrator to provide the materials and pay the Associate up to $100 a day until the Associate receives the materials, unless due to reasons beyond the control of the Administrator. The court shall decide who should pay court costs and legal fees. The court may order either the Associate or the person the Associate sues to pay legal costs and fees. Contact the Administrator for answers to questions. If the Associate has any questions about this paragraph or about rights under ERISA, contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

     (d) Agent for Service of Legal Process. Service of legal process shall be made upon the Administrator at 331 West Wisconsin Avenue, Milwaukee, Wisconsin 53203.

Section 11    Definitions.

     For purposes of this Agreement, the following terms shall have the meanings provided in this section.

"Cause" means:

     (a) the willful and continued failure of the Associate to perform substantially the Associate's duties with CPS or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Associate by the Chief Executive Officer of CPS which specifically identifies the manner in which the Chief Executive Officer believes the Associate has not substantially performed the Associate's duties; or

     (b) the Associate's committed acts of fraud, embezzlement, theft, or dishonesty, as determined by a final judgment or an order of a court of competent jurisdiction, which acts are materially and demonstrably injurious to CPS.

     No act or failure to act on the Associate's part shall be deemed "willful" unless it is done, or omitted to be done, by the Associate in bad faith or without reasonable belief that the action or omission was in the best interests of CPS. Any act, or failure to act, based upon authority given pursuant to a

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resolution adopted by CPS's Board of Directors or upon the instructions of the
Chief Executive Officer or a senior officer of CPS or upon the advice of counsel shall be presumed conclusively to be done, or omitted to be done, by the Associate in good faith and in CPS's best interests.

"Change of Control" means:

     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of CPS where such acquisition causes such Person to own 30% or more of the combined voting power of the then-outstanding voting securities of CPS entitled to vote generally in the election of directors (the "Outstanding CPS Voting Securities"); provided, however, for purposes of this paragraph (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from CPS, (ii) any acquisition by CPS, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CPS or any corporation controlled by CPS or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i),
(ii) and (iii) of paragraph (c) of this definition of Change of Control; and provided, further, if any Person's beneficial ownership of the Outstanding CPS Voting Securities equals or exceeds 30% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of CPS, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding CPS Voting Securities; or

     (b) individuals who, as of February 6, 1996, constitute the Board of Directors of CPS (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of CPS; provided, however, that any individual becoming a director subsequent to February 6, 1996 whose election, or nomination for election by CPS's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of CPS; or

     (c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of CPS or the acquisition of assets of another corporation ("Business Combination") excluding, however, any Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding CPS Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns CPS or all or substantially all of CPS's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding CPS Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of CPS or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting

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securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of CPS, providing for such Business Combination; or

     (d) approval by the shareholders of CPS of a complete liquidation or dissolution of CPS.

"Change of Control Year" means the fiscal year in which a Change of Control occurs.

"Committee" is defined in Section 6(a).

"Good Reason" means:

     (a) the Associate's annual base salary amount, the Associate's annual base salary opportunity, or the Associate's bonus opportunity is reduced;

     (b) the Associate's duties, responsibilities, or authority as an employee of CPS are reduced;

     (c) the location of the Associate's employment with CPS (the "Original Location") is changed other than by the Associate to a new location that is more than fifty miles from the Original Location; or

     (d) by the time of the earlier of (1) the termination of this Agreement after a Change of Control and (2) the first anniversary of the date of a Change of Control, CPS has not entered into an agreement with the Associate that provides the Associate (for a term of five years commencing immediately prior to the time the Associate's benefits and rights under this Agreement terminate) with benefits and rights the same in all material respects as the benefits and rights provided to the Associate in this Agreement.

     The Associate's good faith determination of "Good Reason" shall be final and conclusive, absent obvious error.

"Gross-Up Payment" is defined in Section 3(a).

"Justification" means:

     (a) fraud, embezzlement, theft, or dishonesty against CPS or its affiliates, or the Board of Directors of CPS;

     (b) a willful or grossly negligent material violation of law in connection with or in the course of the Associate's employment with CPS;

     (c) a felony or misdemeanor involving moral turpitude for which the Associate is convicted or pleads nolo contendere or which, in the reasonable opinion of the Board of Directors of CPS, may cause embarrassment to CPS or its affiliates;

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     (d)  willful or grossly negligent damage to material assets of CPS or any of its affiliates;

     (e) willful or grossly negligent disclosure of material, confidential information of CPS or any of its affiliates;

     (f) willful or grossly negligent engagement in any activity competitive with the business of CPS as to which CPS has notified the Associate in writing and the Associate has not ceased, within 30 days following the Associate's receipt of the notice, to participate in the activity;

     (g) a willful failure to follow reasonable directions or instructions of the Chief Executive Officer of CPS or, in his absence, his designee, or the Board of Directors of CPS, and the failure shall have continued for 30 days after receipt of written notice from CPS; or

     (h) willful or grossly negligent breach of any stated material employment policy of CPS, or gross misconduct in the performance of the Associate's duties as an employee.

     No act or failure to act on the part of the Associate shall be deemed "willful" unless it is done, or omitted to be done, by the Associate in bad faith or without reasonable belief the action or omission was in the best interests of the CPS.

"Pre-Change-of-Control Payment" is defined in Section 2(a)(i).

"Post-Change-of-Control Payment" is defined in Section 2(b).

"Severance Payment" is defined in Section 2(c)(i).

"Target Bonus" means the bonus payment under CPS's annual cash bonus plan equal to 50% of the maximum amount eligible to be paid to the Associate under the plan for a fiscal year.

"Termination Date" means, taking into account Section 2(a)(ii), (i) prior to a Change of Control, the date the Associate is involuntarily terminated from the Associate's employment position with CPS without Justification or (ii) upon or within two years after a Change of Control, the date the Associate is involuntarily terminated from the Associate's employment position with CPS without Cause or the date the Associate terminates the Associate's employment position with CPS for Good Reason, whichever shall be applicable.

                              CARSON PIRIE SCOTT & CO.


                              By: _______________________
                              Executive Vice President-
                              Human Resources



                              _____________________
                              [Name of Associate]

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